INDEPENDENT AUDITORS' CONSENT

MetLife Investors USA Separate Account A of MetLife Investors USA Insurance Company:

We consent to (a) the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-54470 under the Securities Act of 1933 on Form N-4 of our report dated February 5, 2001, regarding MetLife Investors USA Insurance Company (formerly Security First Life Insurance Company) and our report dated March 14, 2001, regarding MetLife Investors USA Separate Account A (formerly Security First Life Separate Account A) appearing in the financial statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, and (b) the reference to us under the heading "Experts" in such Statement of Additional Information.


/s/DELOITTE & TOUCHE LLP


Los Angeles, California
March 28, 2001